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                                                                     Exhibit 4.1
                      FIRST AMENDMENT TO RIGHTS AGREEMENT

     This First Amendment (this "Amendment") to the Rights Agreement, originally dated as of September 27, 1999 (the "Rights Agreement"), by and between DATA RETURN CORPORATION, a Texas corporation (the "Company"), and MELLON INVESTOR SERVICES LLC (formerly, ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (the "Rights Agent"), is made and entered into by the Company and the Rights Agent as of October 26, 2001. Capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Rights Agreement.

     WHEREAS, Section 27 of the Rights Agreement provides that at any time prior to the Distribution Date and subject to the last sentence of Section 27, the Company may by action of its Board of Directors supplement or amend any provision of the Rights Agreement in any manner without the approval of any holder of the Rights, and the Rights Agent shall, upon receipt of a certificate from an appropriate officer of the Company which states the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, execute such supplement or amendment;

     WHEREAS, neither a Distribution Date nor a Shares Acquisition Date has occurred;

     WHEREAS, the Company desires to enter into an Agreement and Plan of Merger with divine, inc., a Delaware corporation ("Parent") and TD Acquisition Corp., a Texas corporation ("Merger Sub"); and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders that the provisions of the Rights Agreement be amended to exclude from certain definitions therein and exempt from certain provisions thereof, the Parent and its affiliates (including Merger Sub), and has directed the Rights Agent to effect this Amendment.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein stated, the parties hereby agree as follows:

     1. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended to add the following sentence to the end of such definition:

     "Notwithstanding anything contained in this Agreement to the contrary, none of divine, inc., a Delaware corporation ("divine"), TD Acquisition Corp., a Texas corporation and wholly-owned subsidiary of divine ("TD Acquisition"), or any Affiliate or Associate of any of them shall be deemed to be, or to have become, an "Acquiring Person," either individually or collectively, by virtue of
(i) the execution, delivery and performance of that certain Agreement and Plan of Merger, between divine, TD Acquisition and the Company, as it may be amended from time to time (such agreement, as so amended, being herein called the "divine Merger Agreement", (ii) the execution, delivery and performance of that certain Shareholders Voting Agreement (the "divine Voting Agreement"), among divine and certain shareholders of the Company, (iii) the execution, delivery and performance of that certain Credit Agreement between divine and the
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Company (the "divine Credit Agreement") or (iv) the consummation of the transactions contemplated in the divine Merger Agreement, the divine Voting Agreement or the divine Credit Agreement, including the Merger (as defined in the divine Merger Agreement) or the conversion of outstanding Loans (as defined in the Credit Agreement) and accrued and unpaid interest thereon into Common Stock in accordance with the terms of the Credit Agreement (such approval, execution, delivery, performance and consummation being referred to herein as the "Permitted Events")."

     2. The definition of Shares Acquisition Date in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

     "Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not occur or be deemed to occur as a result of any Permitted Event."

     3. Section 3(b) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to occur as a result of any Permitted Event."

     4. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5. THIS AGREEMENT AND EACH RIGHT CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER LAWS OF THE STATE OF TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     6. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. This Amendment shall be deemed effective as of the date first set forth above and immediately prior to the execution of the divine Merger Agreement. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                           [Signature page follows.]
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                              DATA RETURN CORPORATION


                              By:  /s/ Sunny C. Vanderbeck
                                   ---------------------------------------
                              Name:  Sunny C. Vanderbeck
                                     -------------------
                              Title:  Chairman and Chief Executive Officer
                                      ------------------------------------



                              MELLON INVESTOR SERVICES LLC (formerly,
                              ChaseMellon Shareholder Services, L.L.C.), as Rights Agent

                              By:  /s/ Deodatt Lakeram
                                   ---------------------------------------
                              Name:  Deodatt Lakeram
                                     -------------------------------------
                              Title:  Assistant Vice President
                                      ------------------------------------